As filed with the Securities and Exchange Commission on February 18, 2022.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Aramark
(Exact name of registrant as specified in its charter)

Delaware	20-8236097
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2400 Market Street
Philadelphia, Pennsylvania 19103
(215) 238-3000
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Third Amended and Restated Aramark 2005 Deferred Compensation Plan
(Full title of the plan)

Second Amended and Restated Aramark Savings Incentive Retirement Plan
(Full title of the plan)

Lauren Harrington, Esq.
Senior Vice President and General Counsel
2400 Market Street
Philadelphia, Pennsylvania 19103
(215) 238-3000
(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Joseph H. Kaufman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of (1) registering deferral interests in the Third Amended and Restated Aramark 2005 Deferred Compensation Plan and (2) registering deferral interests in the Second Amended and Restated Aramark Savings Incentive Retirement Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8.

The documents containing the information specified in this Part I will be delivered to the participants in the Third Amended and Restated Aramark 2005 Deferred Compensation Plan (the “2005 Plan”) and the Second Amended and Restated Aramark Savings Incentive Retirement Plan (the “SIRP”) covered by this Registration Statement on Form S-8 (the “Registration Statement”) as required by Rule 428(b)(1). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed with the Commission by the Company pursuant to the Securities Exchange Act of 1934, as amended the (“Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2021, filed with the Commission on November 23, 2021;

(2)	The Company’s Quarterly Report on Form 10-Q filed with the Commission on February 8, 2022;

(3)	The Company’s Current Reports on Form 8-K filed on December 16, 2021 and February 3, 2022; and

(4)
The Company’s registration statement on Form 8-A, filed on December 5, 2013 (File No. 001-36223), pursuant to Section 12(b) of the Exchange Act, including all other amendments and reports filed for the purpose of updating such description, including Exhibit 4.6 of the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2020, filed with the Commission on November 24, 2020.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with Commission), and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Third Amended and Restated 2005 Deferred Compensation Plan

Under the 2005 Plan, the Company will provide eligible active employees and directors of Aramark and its affiliates with the opportunity to elect to irrevocably defer all or a portion of their base salary, Management Incentive Bonus (MIB), signing bonus or cash board retainer fees, with interest deemed to accrue on those deferrals. The obligations of the Company under the 2005 Plan (the “2005 Plan Obligations”) will be unsecured general obligations of the Company to pay the compensation deferred in accordance with the terms of the 2005 Plan, along with any interest deemed to accrue on the deferrals, and will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. Because the Company conducts substantially all of its operations through its subsidiaries, the right of the Company, and hence the right of creditors of the Company (including participants in the 2005 Plan) to participate in a distribution of the assets of its subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor may be recognized.

The amount of compensation to be deferred by each participant (the “Deferral Account”) will be determined in accordance with the 2005 Plan based on elections by the participant, with a minimum deferral amount of $5,000. Each Deferral Account will be payable based on the participant’s election, in the form of a lump sum payout or installments payable annually up to 10 years. The deemed earnings on the account generally will be based on Moody’s Baa Corporate Bond index for the month of October preceding the deferral year, compounded on a monthly basis. Deferrals begin earning interest as of the date they would otherwise have been paid to the executive.

The board of directors of the Company reserves the right to amend or terminate the Plan at any time.

The 2005 Plan Obligations are not convertible into another security of the Company. The 2005 Plan Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the 2005 Plan Obligations, and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consent, waivers, or amendments pertaining to the 2005 Plan Obligations, enforcing covenants, and taking action upon a default.

Second Amended and Restated Savings Incentive Retirement Plan

Under the SIRP, the Company will provide eligible employees of the Company and its affiliates with the opportunity to elect to defer up to 25% of their cash compensation, with interest deemed to accrue on those deferrals. Subject to certain conditions, in general, the Company may make discretionary matching contributions that match a participating employee’s Salary Deferrals under the SIRP at a rate of between 25% and 75%. This match will apply to the first 6% of Compensation deferred from each paycheck, up to the IRS limits for 401(k) plan deferrals by employees. A participating employee will “vest” in his matching contributions account after two years of participation in the Plan or its predecessors, as applicable, or three years of service with the Company or any of its subsidiaries.

The obligations of the Company under the SIRP, including the matching contributions, (the “SIRP Obligations”) will be unsecured general obligations of the Company to pay the compensation deferred in accordance with the terms of the SIRP, along with any interest deemed to accrue on the deferrals, and will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. Because the Company conducts substantially all of its operations through its subsidiaries, the right of the Company, and hence the right of creditors of the Company (including participants in the SIRP) to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor may be recognized.
The amount of compensation to be deferred by each participant (the “Deferral Account”) will be determined in accordance with the SIRP based on elections by the participant, with a maximum deferral of up to 25% of such participant’s pre-tax earnings. Each Deferral Account and any vested matching contributions by the Company generally will be payable upon such participant’s termination of employment, unless deferred by the participant. The deemed earnings on the account and any matching contributions generally will be based on the Moody’s Long Term Corporate Baa Bond Index rate for October of the previous calendar year.

The board of directors of the Company reserves the right to amend or terminate the SIRP at any time, except that, effective on a change in control of the Company, certain limits apply to the ability to amend or terminate the SIRP.

The SIRP Obligations are not convertible into another security of the Company. The SIRP Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the SIRP Obligations, and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consent, waivers, or amendments pertaining to the SIRP Obligations, enforcing covenants, and taking action upon a default.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
Aramark is incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if the person acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The second amended and restated certificate of incorporation and the third amended and restated bylaws of the Company provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment). We will also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to us of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our second amended and restated certificate of incorporation, our third amended and restated bylaws, agreement, vote of stockholders or directors or otherwise.

We maintain insurance to protect ourselves and our directors, officers and representatives against any such expense, liability or loss, whether or not we would have the power to indemnify him against such expense, liability or loss under the DGCL.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibit Number	Description of Document

4.1
Second Amended and Restated Certificate of Incorporation of Aramark (incorporated by reference to Exhibit 3.1 to Aramark’s Current Report on Form 8-K filed with the SEC on January 31, 2020, pursuant to the Exchange Act (file number 001-36223)).

4.2
Third Amended and Restated By-laws of Aramark (incorporated by reference to Exhibit 3.1 to Aramark’s Current Report on Form 8-K filed with the SEC on December 16, 2020, pursuant to the Exchange Act (file number 001-36223)).

5.1*	Opinion of Simpson Thacher & Bartlett LLP.

10.1
Aramark's Third Amended and Restated 2005 Deferred Compensation Plan (incorporated by reference to Exhibit 10.2 to Aramark’s Quarterly Report on Form 10-Q filed with the SEC on February 10, 2016, pursuant to the Exchange Act (file number 001-36233)).

10.2
Aramark's Second Amended and Restated Savings Incentive Retirement Plan (incorporated by reference to Exhibit 10.45 to the Registrant’s Registration Statement on Form S-1 (File No. 333-191057) filed with the Commission on November 19, 2013 (file number 001-36233)).

10.3
Amendment 2019-1 to Aramark’s Second Amended and Restated Savings Incentive Retirement Plan (incorporated by reference to Exhibit 10.6 to Aramark’s Quarterly Report on Form 10-Q filed with the SEC on February 4, 2020, pursuant to the Exchange Act (file number 001-36233)).

23.1*	Consent of Independent Registered Public Accounting Firm – KPMG LLP.

23.2*	Consent of Independent Registered Public Accounting Firm – Deloitte & Touche LLP.

23.3*	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included in the signature pages to this Registration Statement).

107.1*	Filing Fee Table.

*	Filed herewith

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on February 18, 2022.

Aramark

By:	/s/ CHRISTOPHER T. SCHILLING
Name:	Christopher T. Schilling
Title:	Senior Vice President, Controller and Chief Accounting Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Lauren A. Harrington and Harold Dichter and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on February 18, 2022. .

Name	Capacity

/s/ JOHN J. ZILLMER	Chief Executive Officer and Director
John J. Zillmer	(Principal Executive Officer)

/s/ THOMAS G. ONDROF	Executive Vice President and Chief Financial Officer
Thomas G. Ondrof	(Principal Financial Officer and Principal Accounting Officer)

/s/ CHRISTOPHER T. SCHILLING	Senior Vice President, Controller and Chief Accounting Officer
Christopher T. Schilling	(Principal Principal Accounting Officer)

/s/ SUSAN CAMERON	Director
Susan Cameron

/s/ GREG CREED	Director
Greg Creed

/s/ RICHARD W. DREILING	Director
Richard W. Dreiling

/s/ DANIEL J. HEINRICH	Director
Daniel J. Heinrich

/s/ BRIDGETTE P. HELLER	Director
Bridgette P.Heller

/s/ PAUL HILAL	Vice Chairman, Director
Paul Hilal

/s/ KENNETH M. KEVERIAN	Director
Kenneth M. Keverian

/s/ KAREN KING	Director
Karen King

/s/ PATRICIA E. LOPEZ	Director
Patricia E. Lopez

/s/ STEPHEN I. SADOVE	Chairman, Director
Stephen I. Sadove

/s/ ART WINKLEBLACK	Director
Art Winkleblack